UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

OASIS PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34776	80-0554627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-9500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Taylor L. Reid

On December 23, 2013, Oasis Petroleum Inc. (the “Company”) entered into an amended and restated employment agreement with Taylor L. Reid in connection with his promotion to President and Chief Operating Officer (the “Reid Agreement”). The Reid Agreement increases Mr. Reid’s annual base salary to $500,000 and increases his annual cash bonus opportunity to 100% of base salary. In addition, the Reid Agreement provides for an initial term that commences on January 1, 2014 and ends on March 1, 2015, subject to earlier termination upon notice or certain other conditions, and that may be extended with 30 days notice by the Company if the officer agrees to such extension prior to the end of the initial term. The Reid Agreement also makes certain changes to the severance payments that may become due to Mr. Reid upon specified termination events. Specifically, the Reid Agreement provides that, upon a termination of Mr. Reid’s employment by the Company without Cause (as defined in the Reid Agreement) or by Mr. Reid for Good Reason (as defined in the Reid Agreement), Mr. Reid will receive, among other benefits, a cash severance payment at least equal to 24 months of his base salary plus two times his annual target bonus.

A copy of the Reid Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Reid Agreement contained herein is qualified in its entirety by reference to the full text of the Reid Agreement.

Employment Agreement with Nickolas J. Lorentzatos

In addition, on December 23, 2013, the Company entered into an employment agreement with Nickolas J. Lorentzatos in connection with his promotion to Executive Vice President, General Counsel and Corporate Secretary (the “Lorentzatos Agreement”). The initial term of the Lorentzatos Agreement commences on January 1, 2014 and ends on March 1, 2015, subject to earlier termination upon notice or certain other conditions, and may be extended with 30 days notice by the Company if Mr. Lorentzatos agrees to such extension prior to the end of the initial term. Pursuant to the terms of the Lorentzatos Agreement, Mr. Lorentzatos’ annual base salary is $360,000, and his annual target bonus opportunity is equal to 80% of his base salary.

The Lorentzatos Agreement also provides Mr. Lorentzatos with certain severance benefits if he is terminated due to death or disability, by the Company without Cause (as defined in the Lorentzatos Agreement), or by Mr. Lorentzatos for Good Reason (as defined in the Lorentzatos Agreement), including in connection with a Change in Control (as defined in the Lorentzatos Agreement). Specifically, the Lorentzatos Agreement provides that, upon a termination of Mr. Lorentzatos’ employment by the Company without Cause or by Mr. Lorentzatos for Good Reason, Mr. Lorentzatos will receive, among other benefits, a cash severance payment at least equal to 12 months of his base salary plus one time his annual target bonus. In addition, if Mr. Lorentzatos’ employment is terminated by the Company without Cause or if Mr. Lorentzatos terminates employment for Good Reason, in each case within two years following a Change in Control, then (1) the Company shall provide Mr. Lorentzatos a lump sum payment equal to 2.99 times the sum of (i) Mr. Lorentzatos’ annual base salary at the time of termination, plus (ii) the target performance bonus that Mr. Lorentzatos is eligible to receive for the calendar year of termination or, if greater, the average performance bonus actually paid (or payable) to Mr. Lorentzatos for the prior two years, and (2) reimbursement on a monthly basis for premiums required to continue Mr. Lorentzatos’ health care coverage for a period of 18 months. The Lorentzatos Agreement also includes a modified cutback provision for amounts payable in connection with a change in control if such amounts would subject Mr. Lorentzatos to an excise tax and does not provide for any gross up payment for excise taxes. The Lorentzatos Agreement also provides that all unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans shall become immediately vested upon the occurrence of a Change in Control. Mr. Lorentzatos will cease to be a participant in the Company’s Amended and Restated Change in Control Severance Benefit Plan on and after January 1, 2014.

A copy of the Lorentzatos Agreement is attached hereto as Exhibit 10.2, and is incorporated herein by reference. The description of the Lorentzatos Agreement contained herein is qualified in its entirety by reference to the full text of the Lorentzatos Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement dated as of December 23, 2013 between Oasis Petroleum Inc. and Taylor L. Reid.

10.2	Employment Agreement dated as of December 23, 2013 between Oasis Petroleum Inc. and Nickolas J. Lorentzatos.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC.
(Registrant)

Date: December 23, 2013	By:	/s/ Thomas B. Nusz
Thomas B. Nusz
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement dated as of December 23, 2013 between Oasis Petroleum Inc. and Taylor L. Reid.

10.2	Employment Agreement dated as of December 23, 2013 between Oasis Petroleum Inc. and Nickolas J. Lorentzatos.